Exhibit 10.11

Execution Copy

CLASS A PREFERRED SHARE

PURCHASE AGREEMENT

among

WESCOM INC.,

PCC ACQUISITION CORPORATION,

THE SELLING SHAREHOLDERS

(as defined herein)

and

THE INVESTORS

(as defined herein)

Dated as of February 25, 2011

i

INDEX TO SCHEDULES

SCHEDULE I	Selling Shareholders
SCHEDULE II	Investors
SCHEDULE III	Company Disclosure Schedule
SCHEDULE IV	Selling Shareholders Disclosure Schedule

ii

INDEX TO EXHIBITS

EXHIBIT A	Articles of Amendment
EXHIBIT B	Shareholders Agreement
EXHIBIT C	Investor Rights Agreement
EXHIBIT D-1	Current Articles of Incorporation
EXHIBIT D-2	Post-Closing Articles Of Incorporation
EXHIBIT D-3	Post-Amalgamation Articles of Incorporation
EXHIBIT E	Form of Consultant Agreement
EXHIBIT F	Legal Opinion
EXHIBIT G	Form of Employee Confidentiality and Assignment Agreement
EXHIBIT H	Bylaws
EXHIBIT I	Directors Indemnification Agreement
EXHIBIT J	Articles of Amalgamation
EXHIBIT K	Management Rights Letter
EXHIBIT L	Amalgamation Agreement

iii

CLASS A PREFERRED SHARE PURCHASE AGREEMENT

THIS CLASS A PREFERRED SHARE PURCHASE AGREEMENT is made as of February 25, 2011 (the “Agreement”) by and among Wescom Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (the “Company”), the shareholders listed on Schedule I hereto as “Management Selling Shareholders” (the “Management Selling Shareholders”), the shareholders listed on Schedule I hereto as “Other Selling Shareholders” (the “Other Selling Shareholders” and, together with the Management Selling Shareholders, the “Selling Shareholders”), PCC Acquisition Corporation, a corporation incorporated under the laws of the Province of Ontario, Canada (the “Purchaser”), and the shareholders of the Purchaser listed on Schedule II hereto (the “Investors”).

WHEREAS, the Selling Shareholders wish to sell to the Purchaser an aggregate of 2,529,627 Class B Fixed Value Special Shares (Non-Voting) (the “Special Shares”) and 2,529,627 Common Shares (the “Common Shares”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company wishes to issue and sell to the Purchaser an aggregate of 2,255,062 Class A Preferred Shares (the “Closing Preferred Shares”) of its authorized but unissued Class A Preferred Shares (the “Class A Preferred Shares”);

WHEREAS, the Purchaser is a newly-formed entity formed for the purposes of facilitating the transactions contemplated by this Agreement and all of the outstanding shares of the Purchaser are owned by the Investors; and

WHEREAS, the Purchaser and the Company wish to complete an amalgamation (the “Amalgamation”) in accordance with the Amalgamation Agreement in the form attached hereto as Exhibit L (the “Amalgamation Agreement”), pursuant to which the Investors shall acquire 4,784,689 Class A Preferred Shares (the “Preferred Shares”).

NOW, THEREFORE, in consideration of these premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I

THE SPECIAL SHARES AND COMMON SHARES

Section 1.01 Issuance, Sale and Delivery of the Special Shares. Subject to the terms and conditions of this Agreement, at the Selling Shareholder Closing (as defined below), the Purchaser agrees to purchase from each Selling Shareholder all of such Selling Shareholder’s right, title and interest in and to the number of Special Shares and Common Shares set forth opposite such Selling Shareholder’s name on Schedule I free and clear of any Liens (as defined below) (the “Purchased Special Shares” and the “Purchased Common Shares,” respectively, and the “Purchased Shares,” collectively), and each Selling Shareholder agrees to sell to the Purchaser all of such Selling Shareholder’s right, title and interest in and to the number of Special Shares and Common Shares set forth opposite such Selling Shareholder’s name in Schedule I free and clear of any Liens, at a purchase price of $5.62 for each Purchased Special

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Share and $4.83 for each Purchased Common Share; provided that the Purchaser shall not be obliged to purchase and accept transfer of any Purchased Shares unless all Purchased Shares are sold and transferred to the Purchaser simultaneously.

Section 1.02 Closing. The closing of the purchase and sale of the Purchased Shares contemplated by Section 1.01 above shall take place at the offices of Harris + Harris LLP, counsel to the Company, 2355 Skymark Avenue, Suite 300, Mississauga, Ontario, L4W 4Y6 at 10:00 a.m., Eastern time, on the date hereof, or at such other location, date and time as may be agreed upon between the Purchaser and the Company (such closing being called the “Selling Shareholder Closing”). At the Selling Shareholder Closing, (a) each Selling Shareholder shall deliver to the Purchaser a certificate or certificates for the Purchased Shares to be sold by such Selling Shareholder to the Purchaser pursuant to Section 1.01, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, free and clear of any and all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, voting trusts, encumbrances, rights or restrictions of any nature (“Liens”), and (b) the Purchaser shall pay to each such Selling Shareholder an amount equal to the sum of (i) $5.62 multiplied by the number of Purchased Special Shares sold by such Selling Shareholder plus (ii) $4.83 multiplied by the number of Purchased Common Shares sold by such Selling Shareholder, by wire transfer of immediately available funds pursuant to the wire instructions set forth on Schedule I, in any case subject to such Selling Shareholder’s obligations for Seller Expenses pursuant to Section 9.01.

Section 1.03 Escrow. The Selling Shareholder Closing shall be completed in escrow and (a) all documents delivered at the Selling Shareholder Closing shall be held in escrow by counsel for the Company and (b) all monies delivered at the Selling Shareholder Closing shall be held in escrow by Canadian counsel for the Investors, in each case, until completion of the Amalgamation.

ARTICLE II

THE PREFERRED SHARES

Section 2.01 Issuance, Sale and Delivery of the Preferred Shares.

(a) The Company shall adopt and file with the Ministry of Government Services (Ontario), on or before the Closing Date (as defined below), the Articles of Amendment in the form of Exhibit A attached to this Agreement (the “Articles of Amendment”).

(b) Subject to the terms and conditions of this Agreement, and conditional upon the completion of the Selling Shareholder Closing in escrow, the Purchaser agrees to purchase from the Company, and the Company agrees to issue to the Purchaser, at the Closing, the Closing Preferred Shares at a price of $10.45 per share (the “Per Share Price”). As consideration for such purchase, the Purchaser shall, at the Closing, pay the Company, by wire transfer of immediately available funds, $23,565,397.90.

Section 2.02 Closing. The closing of the purchase and sale contemplated by Section 2.01 above shall take place immediately after the Selling Shareholder Closing at the

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same location as the Selling Shareholder Closing (such closing being called the “Closing,” and such date and time being called the “Closing Date”). At the Closing, the Company shall issue and deliver to the Purchaser a stock certificate or certificates in definitive form, registered in the name of the Purchaser, representing the Closing Preferred Shares against payment of the purchase price therefor by wire transfer of immediately available funds.

Section 2.03 Use of Proceeds. The Company shall use the proceeds from the sale of the Closing Preferred Shares for working capital and general corporate purposes.

Section 2.04 Escrow. The Closing shall be completed in escrow and (a) all documents delivered at the Closing shall be held in escrow by counsel for the Company and (b) all monies delivered at the Closing shall be held in escrow by Canadian counsel for the Investors, until completion of the Amalgamation.

Section 2.05 Amalgamation. Immediately after the Closing, and conditional upon the Closing in escrow, the Company and the Purchaser shall enter into the Amalgamation Agreement and consummate the Amalgamation and file the Articles of Amalgamation, in the form attached hereto as Exhibit J hereto, with the Ministry of Government Services (Ontario). If, for any reason, the Amalgamation contemplated by this Section 2.05 is not consummated on or before 5:00 p.m., Eastern time, on the Closing Date, the conditions of the escrows contemplated in Sections1.03 and 2.04 shall be deemed not to have been satisfied and the purchase and sale of the Purchased Shares and the Closing Preferred Shares shall be null and void.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE COMPANY AND THE MANAGEMENT SELLING SHAREHOLDERS

In order to induce the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Management Selling Shareholders hereby represent and warrant to the Purchaser and the Investors that, except as set forth in the Disclosure Schedule attached as Schedule III (which disclosures shall be arranged by section and subsection that correspond to the representations and warranties set forth in this Article III to which such disclosure applies; provided that disclosure in any such section or subsection shall also be deemed to be disclosures against any other representations and warranties to the extent the relevance of such disclosures to such other representations and warranties is reasonably and readily apparent on the face of such disclosure), the following representations are true and complete as of the date hereof:

Section 3.01 Organization, Qualifications and Corporate Power. The Company is a corporation duly incorporated, validly existing and subsisting under the laws of the Province of Ontario and is duly licensed or qualified to transact its business as now conducted and is in good standing or subsisting in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted, to execute, deliver and perform this Agreement, the

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Amalgamation, the Shareholders Agreement by and among the Company, the Investors and certain other persons in substantially the form attached as Exhibit B (the “Shareholders Agreement”), the Investor Rights Agreement by and among the Company and the Investors in substantially the form attached as Exhibit C (the “Investor Rights Agreement” and, together with this Agreement, the Shareholders Agreement and the Amalgamation Agreement, the “Transaction Documents”), to issue, sell and deliver the Preferred Shares, to issue and deliver the Common Shares and Class A Fixed Value Special Shares (Non-Voting) (“Class A Special Shares”) issuable upon conversion of the Preferred Shares (collectively, the “Conversion Shares”) and to consummate the Amalgamation. The Company has furnished the Purchaser with copies of the Company’s articles of incorporation, as amended to date (the “Existing Articles”), and the Company’s bylaws, as amended to date (the “Bylaws”). The Existing Articles read in their entirety as set forth in Exhibit D-1 to this Agreement and, upon filing of the Articles of Amendment, shall read in their entirety as set forth in Exhibit D-2 to this Agreement (the “Articles”). The articles of amalgamation of the Company immediately following the Amalgamation shall read in their entirety as set forth in Exhibit D-3 to this Agreement (the “Post-Amalgamation Articles”) and the bylaws of the Company immediately following the Amalgamation shall be the Bylaws.

Section 3.02 Authorization of Agreements, Etc.

(a) The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder, the Amalgamation, the issuance, sale and delivery of the Preferred Shares and the issuance and delivery of the Conversion Shares have been duly authorized by all requisite corporate action and will not (i) violate in any material respect any provision of applicable law, (ii) violate any order of any court or other agency of government applicable to the Company, (iii) violate the Articles or the Bylaws of the Company, (iv) materially violate, or materially conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any provision of any indenture, agreement or other instrument to which the Company or any of its respective properties or assets is bound, or (v) result in the creation or imposition of any Lien upon any of the properties or assets of the Company. To the Company’s knowledge, no provision of any Transaction Document materially violates, materially conflicts with, results in a material breach of or constitutes (with due notice or lapse of time or both) a material default by any other party under any other indenture, agreement or instrument to which the Company is a party or is bound.

(b) The Preferred Shares have been duly authorized and, when issued in accordance with this Agreement and the Amalgamation, will be validly issued, fully paid and nonassessable Class A Preferred Shares with no personal liability attaching to the ownership thereof and will be free and clear of all Liens, except as set forth in the Investor Rights Agreement, the Shareholders Agreement, the Articles or applicable federal, provincial, or state securities laws, either domestic or foreign. The Conversion Shares have been duly reserved for issuance upon conversion of the Preferred Shares and, when so issued, will be duly authorized, validly issued, fully paid and nonassessable Common Shares and Class A Special Shares with no personal liability attaching to the ownership thereof and will be free and clear of all Liens, except as set forth in the Investor Rights Agreement, the Shareholders Agreement, the Articles or applicable federal, provincial, or state securities laws, either domestic or foreign. Neither the

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issuance, sale or delivery of the Preferred Shares nor the issuance or delivery of the Conversion Shares is subject to any preemptive right of shareholders of the Company or to any right of first refusal or other right in favor of any person.

Section 3.03 Subsidiaries.

(a) Except for the entities listed in Schedule III (collectively the “Subsidiaries” and each a “Subsidiary”), the Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity.

(b) Each of the Subsidiaries is duly incorporated or organized, validly existing and in good standing or subsisting under the laws of its respective jurisdiction of incorporation and is duly licensed or qualified to transact business and is in good standing or subsisting in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Company has furnished the Purchaser with true, correct and complete copies of the articles of incorporation, articles of association and certificate of incorporation, as applicable, and by-laws, and all other constituent documents, each as amended to date, of each Subsidiary.

(c) As used in this Section 3.03 and Sections 3.06 through 3.31 inclusive, the term “Company” shall mean the Company and each of the Subsidiaries.

Section 3.04 Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, save to the extent that enforceability is limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights and remedies or by equitable principles. The other Transaction Documents, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, save to the extent that enforceability is limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights and remedies or by equitable principles.

Section 3.05 Authorized Capital Stock.

(a) The authorized capital stock of the Company consists of (i) an unlimited number of Common Shares, (ii) an unlimited number of Class B Special Shares, (iii) an unlimited number of Class A Special Shares and (iv) an unlimited number of Class A Preferred Shares. Immediately prior to the Closing, (A) 16,260,659 Common Shares are validly issued and outstanding, fully paid and nonassessable, (B) 16,260,658.8 Class B Special Shares are validly issued and outstanding, fully paid and nonassessable, (C) no Class A Special Shares are issued and outstanding and (D) no Class A Preferred Shares are issued or outstanding.

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(b) The stockholders of record and holders of subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities of the Company, and the number of shares, subscriptions, warrants, options, convertible securities, and other such rights held by each, in each case as of immediately prior to the Selling Shareholder Closing, are as set forth in the attached Schedule III. As of the Closing, (i) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. Except as provided for in the Articles, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except for the Shareholders Agreement, the Investor Rights Agreement and Shares which are held in a Registered Retirement Saving Plan (“RRSP”) or Tax Free Savings Account (“TFSA”), there are no voting trusts or agreements, shareholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company to which the Company is a party or, to the Company’s knowledge, to which the Company is not a party. All of the outstanding securities of the Company were issued in compliance with all applicable securities laws, either domestic or foreign.

Section 3.06 Financial Statements.

(a) The Company has delivered to the Purchaser (i) its audited consolidated balance sheet as of October 31, 2009 and the related audited statements of income, shareholders’ equity and cash flows of the Company for the period then ended, (ii) its audited consolidated balance sheet as of October 31, 2010 (such 2010 balance sheet, the “Balance Sheet”) and the related unaudited statements of income, shareholders’ equity and cash flows of the Company for the year then ended and (iii) its unaudited consolidated balance sheets as of January 31, 2011 and the related unaudited statements of income and cash flows for the three (3) months then ended, each as attached to Schedule III (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles, consistently applied, and, in all material respects, fairly present the financial position of the Company as of their respective dates, and the results of operations and cash flows of the Company for the respective periods then ended (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company) and to the absence of complete notes). The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with Canadian generally accepted accounting principles.

(b) Except as stated or adequately reserved for in the Balance Sheet provided pursuant to this Section 3.06, the Company does not have any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, other than liabilities incurred in the ordinary course of business subsequent to the date of the Balance Sheet, which are not, individually or in the aggregate, material.

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Section 3.07 Events Subsequent to the Date of the Balance Sheet. Since the date of the Balance Sheet, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Balance Sheet except for changes in the ordinary course of business that are not material;

(b) any damage, destruction or loss, whether or not covered by insurance, that has had or would be reasonably likely to have a Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any Lien or payment of any obligation by the Company, except a satisfaction, discharge or payment in the ordinary course of business that has not had and would not be reasonably likely to have a Material Adverse Effect;

(e) any material change to a material contract or agreement by which the Company or any of its assets, is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder, other than increases in cash compensation for employees other than employees who are officers or directors in the ordinary course of business consistent with past practice not in excess of 10% of such employee’s cash compensation as of the date of the Balance Sheet;

(g) any resignation or termination of employment (or notice of resignation or termination of employment) of any key employee or officer of the Company;

(h) any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k) any sale, assignment or transfer of any Company Intellectual Property, other than non-exclusive licenses to the Company’s customers in the ordinary course of business and substantially on the Company’s form customer license agreement;

(l) any loss of, or material order cancellation by, any significant customer of the Company or any notice of any such loss or cancellation;

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(m) any other event or condition of any character, that has had or could reasonably be expected to have a Material Adverse Effect; or

(n) any agreement or commitment by the Company to do any of the things described in this Section 3.07.

Section 3.08 Litigation. Other than as set out in Schedule III, there is no (a) action, suit, claim, proceeding or investigation pending or, to the Company’s knowledge, threatened against or affecting the Company at law or in equity, or before or by any country, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (b) arbitration proceeding relating to the Company pending under collective bargaining agreements or otherwise or (c) governmental inquiry pending or, to the Company’s knowledge, threatened against or affecting the Company (including without limitation any inquiry as to the qualification of the Company to hold or receive any license or permit), and to the Company’s knowledge there is no basis for any of the foregoing. The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its respective business, prospects, financial condition, operations, property or affairs. The Company is not in default with respect to any order, writ, injunction or decree known to or served upon the Company of any court or of any country, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by the Company pending, threatened or contemplated against others.

Section 3.09 Compliance with Law. The Company has complied in all material respects with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services. The Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted, and the Company has been operating its business pursuant to and in compliance in all material respects with the terms of all such permits, licenses and other authorizations. There is no existing law, rule, regulation or order, whether country, federal, provincial, state, county or local, applicable to the Company, and, to the Company’s knowledge, there is no proposed law, rule, regulation or order, whether country, federal, provincial, state, county or local, which would prohibit or materially restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business or which it proposes to conduct business (as set forth in the Management Presentation dated December 2010 as attached to Schedule III (the “Management Presentation”)).

Section 3.10 Proprietary Information of Third Parties. To the Company’s knowledge, no third party has claimed or has reason to claim that any person employed by or affiliated with the Company has (a) violated or may be violating any of the terms or conditions of his or her employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (b) disclosed or utilized any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company in writing which suggests that such a claim might be contemplated. To the Company’s knowledge, no person employed by the Company has used or

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proposes to use any trade secret or any information or documentation proprietary to any former employer, and no person employed by or affiliated with the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product proposed in the Management Presentation or the development or sale of any service or proposed service of the Company proposed in the Management Presentation. To the Company’s knowledge, the carrying on of the businesses of the Company by any officer, director, key employee or agent of the Company, or the conduct of the business of the Company, will not materially conflict with or result in a material breach of the terms, conditions or provisions of or constitute a material default under any contract, covenant or instrument under which any such person is obligated.

Section 3.11 Title to Assets; Intellectual Property Rights.

(a) Title to Assets. Except for Liens for current taxes not yet due or payable, Liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, or minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, the Company has good and marketable title to, or valid leasehold interests in, all of the material property and assets necessary to operate the Company’s business as currently conducted, free and clear of all Liens. With respect to the material property and assets it leases, the Company is in compliance in all material respects with such leases.

(b) Sufficient Title to Intellectual Property Rights used by the Company in the conduct of its Business. The Company owns or possesses sufficient rights to use any and all Intellectual Property Rights currently used or proposed in the Management Presentation to be used by it in the conduct of its business pursuant to valid and enforceable written agreements. The consummation of the transactions contemplated herein will not result in the loss or impairment of the Company’s right to use any of such Intellectual Property Rights, and will not require the consent of any governmental authority or third party in respect of any such Intellectual Property Rights.

(c) Intellectual Property Rights Licensed to Company. All Intellectual Property Rights licensed by third parties to the Company are listed in Schedule III (other than Intellectual Property Rights licensed for generally available commercial off-the-shelf Computer Programs that are used internally by the Company in accordance with the applicable license agreements, but not incorporated into or distributed with the Company Software (as defined below) (“Off-the-Shelf Software”), along with the title and date of the applicable license agreement.

(d) List of Company Intellectual Property Rights. Set forth in Schedule III is a list of all:

(i) Patents (including without limitation patent applications),

(ii) Trademarks (including without limitation trademark, service mark and domain name applications),

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(iii) registered copyrights, and applications for such, and

(iv) registered mask works and applications for such,

that are owned by or registered or filed in the name of the Company with any federal, state or provincial government (the “Registered IP”), and indicating for each, the applicable jurisdiction, registration number (or application number), date issued (or date filed), and title or brief description of the subject matter. The Company is listed in the records of the appropriate United States or Canadian, state or foreign agency as the sole or joint owner of record or the sole or joint applicant, as applicable, of the Registered IP. All joint owners of any Registered IP are listed in Schedule III. Except for those applications and registrations expressly identified on Schedule III as canceled, expired or abandoned, all registrations identified in Schedule III are valid and subsisting and in full force and effect. There is no pending or, to the Company’s knowledge, threatened, opposition, interference, re-examination, or cancellation proceeding before any court or registration authority in any jurisdiction against the applications and registrations listed in Schedule III.

(e) No Claims Against Company. Neither the conduct of the Company’s business as presently conducted and as proposed in the Management Presentation to be conducted, nor the Company Software, infringes any Intellectual Property Rights of any other Person. No claim is pending or, to the Company’s knowledge, threatened, to the effect that any Intellectual Property Right owned by the Company is invalid or unenforceable by the Company. The Company has no reason to believe that any Intellectual Property Rights owned by the Company may be invalid or unenforceable.

(f) No Third Party Infringement of Company Intellectual Property Rights. To the Company’s knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property Rights owned or exclusively licensed by the Company. No such claims have been brought against any third party by the Company.

(g) No Obligations, Grants or Agreements. Except as set forth in Schedule III, the Company does not have any obligation to compensate any person for the use of any Intellectual Property Rights owned or used by the Company, and except as set forth in Schedule III (or made in the ordinary course of the conduct of its business and involving less than $50,000 in compensation in any year pursuant to substantially the standard form of customer agreement), the Company has not granted any person any license to any Intellectual Property Right(s) of the Company, whether requiring the payment of royalties or not. Except for source code escrow agreements listed in Schedule III among the Company, a customer of the Company, and an escrow agent, the Company has not granted any current or contingent rights, licenses or interests in or to the source code of any Computer Programs owned by the Company, nor has the Company published or disclosed any such source code to any third party. No condition exists that would be sufficient to entitle a third party beneficiary under any escrow agreement to which the Company is a party, to request the release of the Company’s source code. Except as set forth in Schedule III, the Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property Right. Except as set forth in Schedule III, there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the

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Company’s rights to use any Intellectual Property Right(s) owned or used by the Company, (ii) restrict the Company’s business as now conducted or proposed in the Management Presentation to be conducted, in order to accommodate a third party’s Intellectual Property Rights, or (iii) permit third parties to use any Intellectual Property Right(s) owned by the Company.

(h) Trade Secrets. The Company has taken reasonable measures to protect the confidentiality of its Trade Secrets, including requiring its current and former personnel, including employees, agents, consultants and contractors having access thereto, to execute written non-disclosure agreements. No Trade Secret has been disclosed or authorized to be disclosed to any third party other than in the ordinary course of the Company’s business or pursuant to a non-disclosure agreement that protects the Company’s proprietary interests in and to such Trade Secrets. Neither the Company nor, to the Company’s knowledge, any other party to any such non-disclosure agreement relating to the Company’s Trade Secrets is in breach or default thereof.

Section 3.12 Computer Programs.

(a) List of Computer Programs. Set forth in Schedule III is a list and brief description of the Computer Programs (other than Off-The-Shelf Software) which are in whole or in part owned, licensed, distributed, copied, modified, displayed, sublicensed or otherwise used by the Company in connection with the operation of its business as now conducted or proposed in the Management Presentation to be conducted (such Computer Programs being referred to herein as the “Company Software”), identifying with respect to each such Computer Program whether it is owned or licensed by the Company.

(b) Software Contracts. The Company Software is either: (i) owned by the Company, (ii) currently in the public domain or otherwise available for use, modification and distribution by the Company without a license from or the approval or consent of any third party, or (iii) licensed to the Company pursuant to a valid, binding, written agreement (“Software Contract”). Schedule III identifies all Software Contracts and classifies each such Software Contract under one or more of the following categories: (A) license to use third party software; (B) development contract, work-for-hire agreement, or consulting agreement; (C) distributor, dealer or value-added reseller agreement; (D) license or sublicense to a third party (including agreements with end-users); (E) maintenance, support or enhancement agreement; or (F) other. No Software Contract creates, or purports to create, obligations or immunities with respect to any Intellectual Property Rights of the Company, including but not limited to, obligations requiring the disclosure or distribution of all or a portion of the source code for any Company Software. Except as disclosed on Schedule III, no portion of the Company Software is licensed to the Company under any license recognized as an open source license by the Open Source Initiative.

(c) Conformity to Technical Specifications. The Company Software conforms in all material respects to the technical specifications and product documentation for the design, performance, operation, test, support and maintenance of the Company Software. No portion of Company Software sold or licensed, or currently for sale or license, by the Company contained, on the date of shipment by the Company, any software routines or hardware components designed to permit unauthorized access to, disable or erase software, hardware or

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data or to perform any other malicious action. The Company uses industry standard methods designed to detect and prevent viruses and other code covered by the preceding sentence (and subsequently to correct or remove such viruses) in the Company Software. The Company Software does not include or install any spyware, adware, or other similar software which monitors the use of any remote computer without the knowledge and express consent of the users of such remote computer.

(d) Policies and Procedures. The Company has adopted policies and procedures to control the use of: (i) Computer Programs including without limitation object code and source code portions thereof available for download on the internet; and (ii) any other Computer Programs not introduced into the Company’s development environment through a formal procurement process and pursuant to a license agreement.

Section 3.13 Insurance. The Company has in full force and effect insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to protect the properties, assets, operations and businesses of the Company against the risks of the sort normally insured by similar businesses. No written notice of cancellation or termination has been received with respect to any such policy and the Company is not in material default with respect to any of its obligations thereunder.

Section 3.14 Taxes.

(a) To the knowledge of the Company, all tax returns, declarations, remittances, information returns and reports in respect of all taxes of every nature required to be filed by or on behalf of the Company, including remittances of payroll source deductions (“Tax Returns”), have been filed with the appropriate governmental bodies in all jurisdictions in which such Tax Returns are required to be filed. All Tax Returns are complete and accurate in all material respects. No extensions of time in which to file any Tax Returns are in effect. All taxes shown on Tax Returns and all assessments or reassessments of tax have been paid or remitted, or are otherwise accrued on the January 31, 2011 balance sheet referenced in Section 3.06 hereof, and no further taxes, other than those that have been paid, remitted, or accrued on the January 31, 2011 balance sheet referenced in Section 3.06 hereof, are due with respect to any period ending on or before January 31, 2011. Taxes due and/or payable for and in respect of the period commencing January 31, 2011 and ending the date hereof are those arising in the ordinary course of the Company’s business. There are no outstanding issues which have been raised and communicated to the Company by any tax authorities in respect of the Company. There are no claims, actions, suits, litigation, arbitrations, investigations or proceedings before any governmental body including appeals and applications for review, existing or, to the knowledge of the Company, pending, proposed or threatened, in respect of taxes, or any matters under discussion with any governmental bodies relating to such taxes. To the extent that material tax liabilities have accrued or will accrue to January 31, 2011, but have not become payable, they are and will be adequately reflected as liabilities on the January 31, 2011 balance sheet referenced in Section 3.06 hereof and/or the other books and records of the Company. The reserves for taxes on the most recent balance sheet of the Company delivered to the Purchaser are reasonable for the payment of all unpaid taxes which, to the knowledge of the Company, may become payable in respect of any period ending on or before the date of such balance sheet. There are no outstanding agreements or waivers extending any statute of limitation with respect to the

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assessment or reassessment of any taxes. All material amounts required to be deducted or withheld by the Company on or prior to the date hereof from employees under any applicable statute (including but not limited to the Income Tax Act (Canada) (the “Act”), any provincial statute, and the respective regulations thereto), Canada Pension Plan contributions and employment insurance contributions, have been properly deducted and withheld and have been remitted to the appropriate authorities within the prescribed times. All material amounts required to be deducted or withheld by the Company on or prior to the date hereof with respect to payments to non-residents (as defined in the Act) have been properly withheld and have been remitted to the appropriate authorities within the prescribed times. No indebtedness of the Company has been forgiven in whole or in part or become unenforceable in any court of law. No indebtedness of the Company has been satisfied or extinguished by the issuance of common shares of the Company. The Company will not be required to recognize any amount of income in a period ending after the Closing Date that is attributable to any transaction occurring in a period ending on or prior to the Closing Date, other than income for which the tax liability has been accrued on the January 31, 2011 balance sheet referenced in Section 3.06 hereof and/or the other books and records of the Company. The Company is not subject to any liability for taxes of any other person, except for (i) statutory source deductions and withholdings in the ordinary course, and (ii) any liability for tax that would not have a Material Adverse Effect. For all transactions between the Company, on the one hand, and any non-resident Person with whom the Company was not dealing at arm’s length, for purposes of the Act, on the other hand, during a taxation year beginning after 1988 and ending on or before Closing, the Company has made or obtained records that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Act. For purposes of this Section 3.14, “tax” and “taxes” shall include any taxes, charges, fees, levies or other assessments of any kind whatsoever imposed by any taxing authority, including any interest or penalty, addition to tax or additional amount imposed with respect to the imposition or collection of any such tax. The Company has not received any refund of taxes in respect of Scientific Research and Experimental Development tax credits to which it is not entitled.

(b) To the knowledge of the Company, the Company does not have, and has never had, a “permanent establishment” within the meaning of the Act or any applicable income tax convention in any jurisdiction other than Canada and has no liability for taxes in any such jurisdiction. To the knowledge of the Company, no claim has ever been made by a tax authority in a jurisdiction where the Company does not file tax returns that they are or may be subject to tax in that jurisdiction. The Company is not, and immediately after the consummation of the transactions set forth herein will not become, a “controlled foreign corporation” within the meaning of Section 957 of the United States Internal Revenue Code of 1986, as amended (the “Code”). The Company is not, and expects that it will not at any time in the foreseeable future become, a “passive foreign investment corporation” within the meaning of Section 1297 of the Code. The Company has never been subject to U.S. federal income taxation, and the Company does not expect at any time in the foreseeable future to be subject to U.S. federal income taxation, not otherwise exempt under the Canada-United States Income Tax Convention; provided, however, that this representation shall not apply to any Subsidiary that is classified as a domestic corporation for U.S. federal income tax purposes.

(c) The Special Shares and Common Shares are not “taxable Canadian property” for purposes of the Act.

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(d) The Company has never owned any United States real property interests within the meaning of Section 897(c) of the Code. The Company is not a “domestic corporation” for purposes of Section 897(c)(1)(A)(ii) of the Code.

(e) Each Subsidiary of the Company that is an “eligible entity” within the meaning of Treasury Regulations Section 301.7701-3(a) will elect, in the event and at such time that the Company becomes a “controlled foreign corporation,” to be classified as a disregarded entity for U.S. federal income tax purposes. PointClickCare International Corporation does not have any current or accumulated earnings and profits.

Section 3.15 Other Agreements. Except as set out in Schedule III, the Company is not party to or otherwise bound by any material written or oral agreement, instrument, commitment or restriction, including but not limited to any:

(a) distributor, dealer, manufacturer’s representative or sales agency agreement;

(b) sales agreement which entitles any customer to a rebate or right of set-off, to return any product to the Company after acceptance thereof or to delay the acceptance thereof, or which varies in any material respect from the Company’s standard form agreements;

(c) agreement with any labor union;

(d) agreement with any supplier containing any provision permitting any party other than the Company to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by the Company to meet its obligations under the agreement when due or the occurrence of any other event;

(e) agreement for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

(f) except as required by law, agreement for the employment or compensation of any kind of any officer, employee or other person (whether of a legally binding nature or in the nature of informal understandings) on a full-time or consulting basis which is not terminable on notice without cost or other liability to the Company, except accrued vacation pay;

(g) bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or other plan, agreement or understanding pursuant to which benefits are provided to any employee of the Company (other than group insurance plans which are not self-insured and are applicable to employees generally);

(h) agreement relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a Lien on any asset of the Company;

(i) guaranty of any obligation for borrowed money or otherwise;

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(j) voting trust or agreement, stockholders’ agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of the Company (other than the Transaction Documents);

(k) agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Company has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;

(l) agreement or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities (other than the Articles and the Transaction Documents);

(m) assignment, license or other agreement with respect to any form of intangible property;

(n) agreement under which it has granted any person any registration rights (other than the Transaction Documents);

(o) agreement under which it has limited or restricted its right to compete with any person in any respect; or

(p) other agreement or group of related agreements with the same party involving more than $100,000 from and after the date hereof, which agreement or group of agreements is not terminable by the Company without penalty upon notice of sixty (60) days or less, but excluding any agreement or group of agreements with a customer of the Company for the sale, lease or rental of the Company’s products or services if such agreement or group of agreements was entered into by the Company in the ordinary course of business.

The Company, and to the Company’s knowledge, each other party thereto have in all material respects performed all the obligations required to be performed by them to date, have received no written notice of default and are not in default in any material respect (with due notice or lapse of time or both) under any agreement, instrument, commitment, plan or arrangement to which the Company is a party or by which it or its property may be bound. The Company is in full compliance with all of the terms and provisions of the Articles and Bylaws, and each Subsidiary is in full compliance with all of the terms and provisions of its respective articles of association, articles of incorporation, certificate of incorporation and bylaws, each as amended, as applicable.

Section 3.16 Loans and Advances. Except as set out in Schedule III, the Company does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances, except for advances to employees of the Company in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company and employee computer loans.

Section 3.17 Assumptions, Guaranties, Etc. of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds

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to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

Section 3.18 Significant Customers and Suppliers. No customer or supplier that was significant to the Company during the period covered by the Financial Statements referred to in Section 3.06 or which has been significant to the Company thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company.

Section 3.19 Governmental Approvals. Assuming the accuracy of the representations made by the Purchaser and the Investors set forth in Article V, no registration or filing with, or consent or approval of or other action by, any country, federal, provincial, state or other governmental agency or instrumentality is or, based upon relevant law as it exists as of the date hereof, will be necessary for the valid execution, delivery and performance by the Company of the Transaction Documents, the Amalgamation, the issuance, sale and delivery of the Preferred Shares or, upon conversion thereof, the issuance and delivery of the Conversion Shares, other than (a) filings pursuant to securities laws (all of which filings have been made by the Company, other than those which are required to be made after the Closing and which will be duly made on a timely basis) in connection with the sale of the Preferred Shares, (b) with respect to the Investor Rights Agreement, the registration of the shares covered thereby with the Commission and filings pursuant to applicable securities laws, (c) with respect to the Amalgamation, the filing of the Articles of Amalgamation as contemplated by Section 2.05 hereof and (d) filings to be made by any Selling Shareholders (which are addressed in Article IV), or the Purchaser or any Investor (which are addressed in Article V).

Section 3.20 Disclosure. Neither this Agreement nor any Schedules or Exhibits to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. The financial projections and other estimates set forth in the Management Presentation were prepared by the Company based on the Company’s experience in the industry and on assumptions of fact and opinion as to future events which the Company, at the date of the issuance of such financial prospects or estimates, believed to be reasonable, but which the Company cannot and does not assure or guarantee the attainment of in any manner. As of the date hereof no facts have come to the attention of the Company that would, in its opinion, require the Company to revise or amplify the assumptions underlying such projections and other estimates or the conclusions derived therefrom.

Section 3.21 Offering of the Preferred Shares. Neither the Company nor any person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Preferred Shares or any security of the Company similar to the Preferred Shares has offered the Preferred Shares or any such similar security for sale to, or solicited any offer to buy the Preferred Shares or any such similar security from, or otherwise approached or negotiated with respect thereto with, any person or persons, and neither the Company nor any person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of the Company under circumstances which would require the integration of such offer, issuance or sale with the offer, issuance and sale of the Preferred Shares pursuant to this Agreement under the U.S. Securities

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Act of 1933, as amended (the “Securities Act”) or the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) thereunder), in either case so as to preclude reliance upon an exemption from the registration requirements of the Securities Act for the offering, issuance or sale of the Preferred Shares or so as to preclude reliance upon an exemption from the prospectus requirements of any applicable Canadian securities laws.

Section 3.22 Brokers. Except as set out in Schedule III, the Company does not have a contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

Section 3.23 Employees and Consultants.

(a) The Company has provided to the Purchaser a list of the names of the employees and non-training consultants receiving annual compensation from the Company in excess of $50,000 in the fiscal year ended October 31, 2010, or expected to receive annual compensation from the Company in excess of $50,000 in the fiscal year ending October 31, 2011, together with the title or job classification of each such person and the total annual compensation anticipated to be paid to each such person by the Company for the fiscal year ending October 31, 2011. Except as required by law, none of such persons has an employment agreement or understanding, whether oral or written, with the Company, which is not terminable on notice by the Company without cost or other liability to the Company, except accrued vacation pay.

(b) No employees of the Company are represented by a union, and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Company or any labor union pending or, to the knowledge of the Company, threatened against the Company.

Section 3.24 Transactions With Affiliates. No director, officer, key employee or shareholder of the Company, and to the knowledge of the Company, no member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm, other than employment arrangements in the ordinary course of business.

Section 3.25 Employee and Consultant Agreements. Each consultant of the Company engaged by the Company has executed a Consultant Agreement with the Company pursuant to which such consultant has assigned all Intellectual Property Rights related to such consultant’s service to the Company and agreed to maintain the confidentiality of the Company’s proprietary information and Trade Secrets (the “Consultant Agreements”). All such agreements are in full force and effect. No officer or key employee of the Company has advised the Company (orally or in writing) that he intends to terminate employment with the Company. The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Canada Pension Plan contributions, employment insurance premiums and other employment-related taxes.

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Section 3.26 U.S. Real Property Holding Corporation. The Company is not and never was a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Treasury Regulations promulgated by the Internal Revenue Service, and the Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of such Regulations.

Section 3.27 Environmental and Safety Laws. The Company is not in violation in any material respect of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to the Company’s knowledge no material expenditures are required in order to comply with existing law and regulations. To the Company’s knowledge, there are no facts or circumstances that exist with respect to the past or present operations or facilities of the Company that would give rise to a material liability or material corrective or remedial obligation under any such statute, law or regulation.

Section 3.28 Employee Benefit Plans.

(a) Schedule III includes a list of each Benefit Arrangement of the Company, copies or descriptions of all of which have been delivered to the Purchaser.

(b) Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Benefit Arrangement or any fiduciary or service provider thereof, and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding.

(c) Except as disclosed in writing to the Purchaser prior to the date hereof, there has been no amendment to, written interpretation of or written announcement by the Company relating to, or change in employee participation or coverage under, any Benefit Arrangement that would increase materially the expense of maintaining such Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

(d) With respect to the employees and former employees of the Company, there are no employee post-retirement health care or any other non-pension benefits provided to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state or provincial law).

(e) No employee of the Company will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby (other than as a seller of Purchased Shares).

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(f) Each Benefit Arrangement that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Benefit Arrangement for any period for which such Benefit Arrangement would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any Benefit Arrangement to lose such qualification.

(g) No Benefit Arrangement is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(h) Neither the Company nor any Affiliate has ever maintained any Benefit Arrangement that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan and neither the Company nor any Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

(i) Each Benefit Arrangement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Benefit Arrangement is, or to the knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

Section 3.29 Foreign Corrupt Practices Act. The Company has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder, or any other similar rule or regulation of a foreign jurisdiction, as applicable). To the Company’s knowledge, there is not now, and there has never been, any employment by the Company of, or beneficial ownership in the Company by, any governmental or political official in any country in the world.

Section 3.30 Privacy. The Company is, and has been since inception, conducting its business in compliance with all applicable Laws governing privacy and the protection of personal information, including the Personal Information Protection and Electronic Documents Act (“PIPEDA”), other than acts of non-compliance which individually or in the aggregate are not material. The Company has a written privacy statement that addresses the collection, use and disclosure of personal information and the Company is in compliance in all material respects with such statement. Without limitation of the foregoing, (a) the Company has not collected, stored, transferred or otherwise used any personally identifiable information from any individuals, including, without limitation, any patients, customers, prospective customers, employees and/or other third party (collectively, “Personal Information”), other than in compliance in all material respects with applicable law, (b) in connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of Personal Information, the Company is and has been in compliance in all material respects with all applicable laws in all relevant jurisdictions, the Company’s privacy policies, and the

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requirements of any contract or codes of conduct to which the Company is a party, (c) the Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure, and (d) the Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

Section 3.31 HIPAA Compliance. The Company has evaluated the services it provides and its current and contemplated uses and disclosures of individually identifiable health information in light of the requirements of the Administrative Simplification regulations of the Health Insurance Portability and Accountability Act (“HIPAA”) of 1996 (45 C.F.R. parts 160, 162, and 164), also known as the HIPAA Privacy Rule, the HIPAA Standards for Electronic Transactions, and the HIPAA Security Standards (collectively the “HIPAA Regulations”). In connection with these services and the current uses and disclosures of such individually identifiable health information, the Company represents and warrants on its own behalf, and on behalf of any agent or subcontractor of Company that might use or disclose individually identifiable health information, that the Company (and all agents/subcontractors) has met all obligations imposed by the HIPAA Regulations.

Section 3.32 Certain Transactions. The Company does not have any contracts, agreements, licenses or other business dealings with, in favor of, or with respect to, any person resident, domiciled, or existing under the laws of, Cuba, Iran, Myanmar, North Korea, Syria or Sudan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

In order to induce the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, each Selling Shareholder, on a several and not joint basis, hereby represents and warrants to the Purchaser that, except as set forth in the Disclosure Schedule from such Selling Shareholder to the Purchaser, dated as of the date hereof (such Selling Shareholder’s “Disclosure Letter”), which disclosures shall be arranged by section and subsection that correspond to the representations and warranties set forth in this Article IV to which such disclosure applies; provided that disclosure in any such section or subsection shall also be deemed to be disclosures against any other representations and warranties to the extent the relevance of such disclosures to such other representations and warranties is reasonably and readily apparent on the face of such disclosure), the following representations are true and complete as of the date hereof.

(a) As of immediately prior to the Selling Shareholder Closing, such Selling Shareholder is the beneficial owner and owner of record, with a good and marketable title thereto, free and clear of all Liens, of (i) all of the Purchased Shares set forth opposite such Selling Shareholder’s name on Schedule I hereto and (ii) all other securities of the Company set forth opposite such Selling Shareholders name in Section 3.05(b) of Schedule III. Except for the securities described in clauses (i) and (ii) above, such Selling Shareholder does not own, beneficially or of record, any other subscription, warrant, option, convertible security, or other

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right (contingent or other) to purchase or otherwise acquire equity securities of the Company. Except for the Shareholders Agreement and the Investor Rights Agreement, such Selling Shareholder is not party to, other otherwise bound by, any voting trusts or agreements, shareholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company.

(b) No person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from such Selling Shareholder of any securities of the Company owned, beneficially and of record, by such Selling Shareholder;

(c) Except as disclosed in such Selling Shareholder’s Disclosure Letter, such Selling Shareholder is, and as at the Closing will be, a resident of Canada, for the purposes of the Act;

(d) If an entity, such Selling Shareholder is an entity duly organized, validly existing and subsisting under its applicable jurisdiction and has the organizational power and authority to execute, deliver and perform the applicable Transaction Documents and to sell and deliver the Purchased Shares.

(e) If an entity, all organizational action required to be taken by such Selling Shareholder’s board of directors (or equivalent body) and shareholders in order to authorize such Selling Shareholder to enter into, execute, deliver and perform its obligations under the applicable Transaction Documents and to sell the Purchased Shares at the Selling Shareholder Closing has been taken. Neither the execution and delivery by such Selling Shareholder of the applicable Transaction Documents, nor the consummation by such Selling Shareholder of the transactions contemplated thereby, conflicts with or results in a breach of any provisions of such Selling Shareholder’s organizational, governing or constituent instruments or documents;

(f) The offer and sale of Purchased Shares by such Selling Shareholder as contemplated by this Agreement are exempt from the registration requirements of any applicable Canadian or United States federal securities laws, provided that the representations and warranties of the Purchaser and the Investors in Article V of this Agreement are true as at the Selling Shareholder Closing;

(g) There is no action, suit, claim, proceeding or investigation pending or, to such Selling Shareholder’s knowledge, threatened against such Selling Shareholder that would adversely affect the validity of the applicable Transaction Documents or such Selling Shareholder’s ability to enter into the applicable Transaction Documents, perform its obligations thereunder and consummate the transactions contemplated thereby;

(h) The execution, delivery and performance by such Selling Shareholder of this Agreement and the consummation by such Selling Shareholder of the transactions contemplated hereby will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of (i) any contract or agreement to which such Selling Shareholder is a party or by which such Selling Shareholder is bound, or (ii) any law, statute, rule or regulation to which such Selling Shareholder is subject;

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(i) Such Selling Shareholder is not required to submit any notice, report or other filing with any governmental authority and no consent, approval or authorization of any governmental authority is required to be obtained by such Selling Shareholder in connection with the execution, delivery or performance by such Selling Shareholder of the applicable Transaction Documents or the consummation of the transactions contemplated thereby; and

(j) The applicable Transaction Documents and each of the agreements, documents, certificates and instruments required thereby have been duly authorized, duly executed and delivered by such Selling Shareholder. The applicable Transaction Documents and each of the agreements, documents and instruments required thereby are legal, valid and binding obligations of such Selling Shareholder, enforceable against such Selling Shareholder by the Purchaser and the Investors in accordance with their terms, save to the extent that enforceability is limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights and remedies or by equitable principles.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

AND THE INVESTORS

In order to induce the Company and the Selling Shareholders to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser and the Investors hereby represent and warrant to the Company and the Selling Shareholders that the following representations are true and complete as of the date hereof.

(a) The Purchaser and each Investor is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and is an “accredited investor” within the meaning of National Instrument 45-106 of the Canadian Securities Administrators by virtue of being a person that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements, and was not created and is not being used solely for the purpose of acquiring securities as an “accredited investor.”

(b) The Purchaser and the Investors have sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of their investment in the Company and financially to bear the risks thereof and the Purchaser and the Investors confirm that they have not requested nor have been provided with any offering memorandum or comparable offering document pursuant to the laws of Canada or the United Sates (including but not limited to provincial and state securities laws).

(c) The Purchaser and the Investors have had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management.

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(d) The Preferred Shares being purchased by it are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof in violation of the securities or company laws of the Province of Ontario; provided that the Investors will acquire the Preferred Shares pursuant to the Amalgamation.

(e) The Purchaser and the Investors understand that (i) the Preferred Shares and the Conversion Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Regulation S, Rule 505 or 506 promulgated under the Securities Act, (ii) the Preferred Shares and, upon conversion thereof, the Conversion Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and/or qualified by prospectus under Canadian Securities laws or is exempt from such registration or prospectus qualification requirements, (iii) the Preferred Shares and the Conversion Shares will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect.

(f) Each of the Purchaser and each Investor has all requisite organizational power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to carry out and perform its obligations under the terms of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby.

(g) The applicable Transaction Documents and each of the agreements, documents, certificates and instruments required thereby have been duly authorized, duly executed and delivered by the Purchaser and the Investors. The applicable Transaction Documents and each of the agreements, documents and instruments required thereby are legal, valid and binding obligations of the Purchaser and/or the Investors (as applicable), enforceable against the Purchaser and/or the Investors in accordance with their terms, save to the extent that enforceability is limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights and remedies or by equitable principles.

(h) If the Purchaser or any Investor is subject to the securities laws of a jurisdiction other than Canada or the United States:

(i) the securities laws of such other jurisdiction applicable to it do not require the Company to file a prospectus or similar document or to register the Preferred Shares (or the Conversion Shares issuable upon conversion of the Preferred Shares) or to make any filings or seek any approvals of any kind from any regulatory authority in such jurisdiction; and

(ii) the delivery of this Agreement by the Company and the Purchaser and/or such Investor and the issuance of the Preferred Shares (and the Conversion Shares issuable upon conversion of the Preferred Shares) to the Purchaser and/or such Investor complies with all applicable securities laws of such other jurisdiction, and will not cause the Company to become subject to any disclosure, prospectus, registration or reporting requirements under any such securities laws.

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(i) All organizational action required to be taken by the Purchaser’s and each Investor’s board of directors (or equivalent body) and shareholders in order to authorize the Purchaser and the Investors to enter into, execute, deliver and perform its obligations under the applicable Transaction Documents and to purchase the Purchased Shares at the Selling Shareholder Closing and the Closing Preferred Shares at the Closing has been taken. Neither the execution and delivery by the Purchaser and the Investors of the applicable Transaction Documents, nor the consummation by the Purchaser and the Investors of the transactions contemplated thereby, conflicts with or results in a breach of any provisions of the Purchaser’s or any Investor’s organizational, governing or constituent instruments or documents.

(j) The execution, delivery and performance by the Purchaser and the Investors of this Agreement and the consummation by the Purchaser and the Investors of the transactions contemplated hereby will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of (i) any contract or agreement to which the Purchaser or such Investor is a party or by which the Purchaser or such Investor is bound, or (ii) any law, statute, rule or regulation to which the Purchaser or such Investor is subject.

(k) Neither the Purchaser nor any Investor is required to submit any notice, report or other filing with any governmental authority and no consent, approval or authorization of any governmental authority is required to be obtained by the Purchaser or such Investor in connection with the execution, delivery or performance by the Purchaser or such Investor of the applicable Transaction Documents or the consummation of the transactions contemplated thereby.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

The obligation of the Purchaser to purchase and pay for the Purchased Shares being purchased at the Selling Shareholder Closing and to purchase and pay for the Closing Preferred Shares being purchased by it at the Closing is, at its option, subject to the satisfaction or waiver, at or before the Selling Shareholder Closing and Closing, as applicable, of the following conditions:

(a) Opinion of Company’s Counsel. The Purchaser shall have received from Harris + Harris LLP, counsel for the Company, an opinion dated the Closing Date, in the form set forth on Exhibit F.

(b) Representations and Warranties to be True and Correct. The representations and warranties contained in Article III and Article IV shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

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(c) Performance. The Company and each Selling Shareholder shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date.

(d) Compliance Certificate. The President of the Company shall deliver to the Purchaser at Closing a certificate certifying that the conditions specified in clauses (b), with respect to Article III, and (c) of this Article VI have been fulfilled.

(e) All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, acting reasonably, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

(f) Supporting Documents. The Purchaser and its counsel shall have received copies of the following documents:

(i) (A) in the case of the Selling Shareholder Closing, a certified copy of the Existing Articles as of a recent date and, in the case of the Closing, a certified copy of the Articles, and (B) a certificate of status dated as of a recent date from the Ministry of Government Services (Ontario) stating that the Company is incorporated under the Business Corporations Act (Ontario) (the “OBCA”) and has not been discontinued or dissolved under the OBCA;

(ii) a certificate of the Secretary of the Company dated the Closing Date and certifying: (A) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the shareholders of the Company authorizing the execution, delivery and performance of the Transaction Documents, the Amalgamation, the issuance, sale and delivery of the Preferred Shares and the reservation, issuance and delivery of the Conversion Shares, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by the Transaction Documents; (C) that the Existing Articles has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(B) above; and (D) to the incumbency and specimen signature of each officer of the Company executing any of the Transaction Documents, the share certificates representing the Preferred Shares and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii); and

(iii) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Purchaser or its counsel reasonably may request.

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(g) Investor Rights Agreement. The Company shall have executed and delivered to the Investors the Investor Rights Agreement.

(h) Shareholders Agreement. The Company and each of the persons party thereto other than the Investors shall have executed and delivered to the Investors the Shareholders Agreement.

(i) Employee Agreements. Andy Brigant, Terri Weckle, Alan Fong and each Selling Shareholder who is, or has at any time been, an employee of the Company shall have entered into an Employee Confidentiality and Assignment Agreement, in the form attached hereto as Exhibit G (the “Employee Agreement”) with the Company, and copies thereof shall have been delivered to counsel for the Purchasers.

(j) Consultant Agreements. Consultant Agreements with each current and former consultant of the Company shall have been executed.

(k) Articles. The Articles shall read in its entirety as set forth in Exhibit D-2.

(l) Bylaws. The By-laws shall read in their entirety as set forth in Exhibit H. The Company shall at all times maintain provisions in its By-Laws and/or articles of incorporation, each as amended from time to time, indemnifying all directors against liability, requiring the Company to advance directors’ expenses and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the OBCA and other applicable laws of Canada.

(m) Election of Directors. The number of directors constituting the entire Board of Directors shall have been fixed at five (5) members, and the following persons shall have been elected as the directors and shall each hold such position as of the Closing Date: Michael Wessinger, David Wessinger, William Dillane, David Wilson and Harry Gruner.

(n) Preemptive Rights. All stockholders of the Company having any preemptive, first refusal or other rights with respect to the issuance of the Preferred Shares or the Conversion Shares shall have irrevocably waived the same in writing.

(o) Fees of Purchaser’s Counsel. The Company shall have paid in accordance with Section 9.01 the fees and disbursements of Purchaser’s counsel invoiced at the Closing.

(p) Directors Indemnification Agreement. The Company shall have entered into a Directors Indemnification Agreement in the form attached as Exhibit I (the “Directors Indemnification Agreement”) with each of the directors of the Company (including the directors designated by the Investors).

(q) Insurance. The Company shall have obtained directors and officers liability insurance on terms reasonably acceptable to the Purchaser.

(r) Employment Agreements. The Company shall have entered into employment agreements with Michael Wessinger, David Wessinger, Angelo Papatheadorou and Andy Brigant.

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(s) Management Rights Letter. A Management Rights Letter, in the form attached as Exhibit K hereto, shall have been executed by the Company and delivered to the Purchaser.

All such documents shall be satisfactory in form and substance to the Purchaser and its counsel, acting reasonably.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SELLING

SHAREHOLDERS

Section 7.01 Conditions of the Obligations of the Selling Shareholders. The obligation of the Selling Shareholders to sell the Purchased Shares to the Purchaser at the Selling Shareholder Closing is, at their option, subject to the satisfaction or waiver, at or before the Selling Shareholder Closing, of the following conditions:

(a) Representations and Warranties to be True and Correct. The representations and warranties contained in Article V shall be true, complete and correct in all material respects as of the Selling Shareholder Closing.

(b) Performance. The Purchaser and the Investors shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the Selling Shareholder Closing.

(c) Shareholders Agreement. The Investors and the Company shall have executed and delivered to the Selling Shareholders and each of the other persons party thereto the Shareholders Agreement.

Section 7.02 Conditions of the Obligations of the Company. The obligation of the Company to sell the Closing Preferred Shares to the Purchaser at the Closing is, at its option, subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

(a) Representations and Warranties to be True and Correct. The representations and warranties contained in Article V shall be true, complete and correct in all material respects as of the Closing Date.

(b) Performance. The Purchaser and the Investors shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date.

(c) Investor Rights Agreement. The Investors shall have executed and delivered to the Company the Investors Rights Agreement.

(d) Shareholders Agreement. The Investors and the Selling Shareholders shall have executed and delivered to the Company and each of the other persons party thereto the Shareholders Agreement.

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(e) Selling Shareholder Closing. The Selling Shareholder Closing shall have been completed into escrow in accordance with Section 1.03.

(f) Supporting Documents. The Company and its counsel shall have received copies of the following documents:

(i) a certificate of status issued by the appropriate governmental authority confirming that the Purchaser was duly formed under the laws of its jurisdiction of formation and has not been discontinued or dissolved;

(ii) a certificate of the appropriate officer of the Purchaser dated the Closing Date and certifying : (A) that attached thereto is a true and complete copy of the organizational documents of the Purchaser as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the shareholders of the Company authorizing the execution, delivery and performance of the Transaction Documents, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by the Transaction Documents; and (C) to the incumbency and specimen signature of each officer of the Purchaser executing any of the Transaction Documents, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii); and

(iii) a certificate of the appropriate officer of the general partner of the Investors dated the Closing Date and certifying to the incumbency and specimen signature of each officer of the general partner of the Investors executing any of the Transaction Documents.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival of Representations and Warranties; Transaction Related Indemnification.

(a) All representations, warranties, covenants, and agreements of the Company, the Selling Shareholders, the Purchaser and the Investors made in this Agreement, in the Schedules delivered to the Purchaser and all agreements, documents and instruments executed and delivered in connection herewith (i) shall be deemed to have been relied upon by the party or parties to whom they are made (which, in the of case of the Purchaser, shall include the Investors), and shall survive the Closing regardless of any investigation on the part of such party or its representatives and (ii) shall bind the parties’ successors and assigns (including, without limitation, any successor to the Company by way of amalgamation, acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties and their respective successors and permitted assigns and to their permitted transferees of the Preferred Shares, whether so expressed or not.

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(b) The representations and warranties contained in Articles III, IV and V hereof shall expire and terminate and be of no further force and effect after the later of (i) the second anniversary of the Closing and (ii) the date which is sixty (60) days following the Investors’ receipt of the Company’s audited financial statements as of and for the fiscal year ending October 31, 2012 (the “Survival Date”); provided, however, that the representations and warranties set forth in (A) Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.14, Section 3.22, Section 3.27, Article IV and Article V (the “Fundamental Representations”) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (the “Fundamental Survival Date”); provided, further, that if any claim for indemnification for breach of any representation or warranty contained in this Agreement is asserted pursuant to this Agreement in writing on or before the Survival Date or the Fundamental Survival Date (as applicable), the relevant representations and warranties shall survive as to such claim until such claim as been finally resolved. All covenants and other agreements contained in this Agreement shall survive the Closing in perpetuity or until terminated in accordance with their respective terms.

Section 8.02 Transaction Related Indemnification. The Selling Shareholders, each on his, her or its own behalf and on behalf of his or her successors, executors, administrators, estate, heirs and assigns (collectively, for the purposes of this Article VIII, the “Shareholder Indemnifying Parties”) and the Company on its own behalf and on behalf of its successors and assigns (the “Company Indemnifying Parties” and collectively with the Shareholder Indemnifying Parties, the “Indemnifying Parties”), subject to the limitations set forth in Section 8.03 below, agree, to defend, indemnify and hold the Investors, their respective affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnified Parties” and, individually, an “Investor Indemnified Party”), harmless from and against any and all damages, liabilities, losses, claims, obligations, liens, assessments, judgments, taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel representing the Investor Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (“Losses”) which may be sustained or suffered by any such Investor Indemnified Party based upon, arising out of, or by reason of (a) any breach of a representation or warranty made by a Selling Shareholder or the Company contained in this Agreement, the Transaction Documents or any certificate or other writing delivered pursuant hereto or thereto (other than a Fundamental Representation), (b) any breach of a Fundamental Representation by a Selling Shareholder or by the Company or (c) any breach of any covenant made by a Selling Shareholder or the Company in this Agreement, the Transaction Documents or any certificate or other writing delivered pursuant hereto or thereto.

Section 8.03 Limitations on Transaction Related Indemnification. Notwithstanding anything in Section 8.02 to the contrary:

(a) the Indemnifying Parties shall not be obligated to provide indemnification for Losses in respect of claims made by any Investor Indemnified Party for indemnification under Section 8.02(a) above unless the total of all Losses in respect of claims made by the

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Investor Indemnified Parties for indemnification shall exceed $1,000,000 (the “Threshold”) in the aggregate, whereupon the total amount of such Losses from the first dollar and without regard to the Threshold shall be recoverable by the Investor Indemnified Parties in accordance with the terms hereof;

(b) subject to Section 8.03(c), the Shareholder Indemnifying Parties shall collectively be obligated to provide indemnification for sixty-five percent (65%) of Losses in respect of claims made by any Investor Indemnified Party for indemnification under Section 8.02(a) above, which obligation shall be several and not joint (based on each Selling Shareholder’s Pro Rata Fraction).

(c) the maximum aggregate liability of the Shareholder Indemnifying Parties under Section 8.02(a) shall not exceed $6,000,000;

(d) subject to Section 8.03(e), the Company Indemnifying Parties shall be obligated to provide indemnification for only the portion of Losses in respect of claims made by any Investor Indemnified Party under Section 8.02 above for which the Shareholder Indemnifying Parties are not required to provide indemnification hereunder (after giving effect to clauses (b) and (c) above);

(e) the maximum aggregate liability of the Company under Section 8.02 shall not exceed $50,000,000;

(f) the maximum the aggregate liability of any Selling Shareholder under Section 8.02 shall not exceed an amount equal the sum of (i) the number of Purchased Special Shares sold by such Selling Shareholder to the Purchaser under Article I multiplied by $5.62 plus (ii) the number of Purchased Common Shares sold by such Selling Shareholder to the Purchaser under Article I multiplied by $4.63, in each case, to the extent that such amount is actually received by such Selling Shareholder;

(g) no Selling Shareholder shall be obligated to provide indemnification hereunder for Losses in respect of a claim made by any Investor Indemnified Party for indemnification due to a breach by any other Selling Shareholder of such other Selling Shareholder’s representations and warranties made pursuant to Article IV; and

(h) in no event will any Indemnifying Party be liable for any special, incidental, collateral, consequential or punitive damages suffered by the Investor Indemnified Parties or any of them; provided, however, that any such damages recovered by an unaffiliated third party against an Investor Indemnified Party, in each case, shall be included in Losses; provided, further, however, that with respect to determining Losses, the parties hereto acknowledge and agree that Losses shall include the benefit of the bargain lost by Investor Indemnified Parties, which shall be deemed to be Losses of such Investor Indemnified Parties.

Notwithstanding anything herein to the contrary, the Investor Indemnified Parties shall not be subject to any limitation pursuant to this Section 8.03 (other than Sections 8.03(b), (d), (f), (g) and (h)) or otherwise, and shall be entitled to dollar-for-dollar recovery from the Indemnifying Parties, in respect of claims for indemnification from the Indemnifying Parties for Losses in connection with fraud, intentional misrepresentation or a deliberate or willful breach by the Company of any of their representations and warranties under this Agreement or any of the Transaction Documents.

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Notwithstanding anything herein to the contrary, the Investor Indemnified Parties shall not be subject to any limitation pursuant to this Section 8.03 (other than Section 8.03(g)) or otherwise, and shall be entitled to dollar-for-dollar recovery from each Shareholder Indemnifying Party, in respect of claims for indemnification from such Shareholder Indemnifying Party for Losses in connection with fraud, intentional misrepresentation or a deliberate or willful breach by the applicable Selling Shareholder of any of its representations and warranties under this Agreement or any of the Transaction Documents.

Section 8.04 Indemnification Procedures.

(a) An Investor Indemnified Party may make claims for indemnification hereunder by giving written notice thereof to the Company on behalf of the Shareholder Indemnifying Parties within the period in which such indemnification claim can be made hereunder. In the event that an indemnification claim involves a third party claim against such Investor Indemnified Party, such Investor Indemnified Party shall give prompt written notice thereof together with a statement of any available information regarding such third party claim to the Company; provided that no delay on the part of the Investor Indemnified Party in giving any such notice shall relieve any Shareholder Indemnifying Party or the Company of any indemnification obligation hereunder except to the extent that such Shareholder Indemnifying Party or the Company (as applicable) is prejudiced by such delay. Such written notice shall describe in reasonable detail the facts constituting the basis for such third party claim and the amount of the potential Loss, in each case to the extent known. The Company shall have the right upon written notice to the Investor Indemnified Party within fifteen (15) days after receipt from the Investor Indemnified Party of notice of such claim (or less if the nature of the asserted liability requires (e.g., if an answer is due with respect to a formal complaint)), to assume and conduct at its expense the defense against such third party claim through the counsel of its choice (such counsel to be reasonably acceptable to the Investor Indemnified Party); provided, the Company shall not be entitled to assume or maintain control of the defense of any third party claim if such third party claim relates to or arises in connection with any tax audit or proceeding (provided that the Investor Indemnified Party shall keep the Company reasonably informed about such tax audit or proceeding to the extent such tax audit or proceeding relates to the Company or would be reasonably expected to result in an indemnification claim against the Company and shall act in good faith in defending such tax audit or proceeding) or any criminal proceeding, indictment, allegation or investigation. If the Company elects not to assume control within such fifteen (15) day period, or fails to diligently prosecute or defend such third party claim, the Investor Indemnified Party shall retain or assume control of such third party claim at the expense of the Company and the Company shall cooperate with and make available to the Investor Indemnified Party such assistance and materials as may be reasonably requested by it. If the Company timely elects to assume control of third party claim, the Investor Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided, that the Company shall pay the reasonable fees and expenses of any separate counsel to the Investor Indemnified Party (A) incurred by the Investor Indemnified Party prior to the date the Company assumes control of the defense of the proceeding or (B) if representation

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of both the Company and the Investor Indemnified Party by the same counsel would create an actual or potential conflict of interest, but the Company shall not be obligated to pay the fees and expenses of more than one counsel for the Investor Indemnified Party unless additional local counsel or specialized counsel is necessary as determined in good faith by the Indemnifying Party. The Company shall keep the Investor Indemnified Party reasonably advised of the status of such third party claim and shall consider in good faith recommendations made by the Investor Indemnified Party with respect thereto.

(b) The Investor Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any third party claim without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. If the Company assumes the defense of any third party claim, the Company shall not, without the prior written consent of the Investor Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such third party claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing by the Investor Indemnified Party, (ii) does not include an unconditional written release by the claimant or plaintiff of the Investor Indemnified Party from all liability in respect of such third party claim or (iii) imposes equitable remedies or any obligation on the Investor Indemnified Party other than solely the payment of money damages for which the Investor Indemnified Party will be fully indemnified hereunder. If an offer is made to settle a third party claim, which offer the Company is permitted to settle under this Section 8.04 only upon the prior written consent of the Investor Indemnified Party, and the Company desires to accept and agree to such offer, the Company shall give prompt written notice to the Investor Indemnified Party to that effect.

Section 8.05 Shareholders Representative.

(a) Michael Wessinger (such person and any successor or successors being the “Selling Shareholders Representative”) shall act as the representative of the Selling Shareholders, and shall be authorized to act on behalf of the Selling Shareholders to take any and all actions required or permitted to be taken by the Selling Shareholders Representative under this Agreement and with respect to any claims (including the settlement thereof) made by a Investor Indemnified Party for indemnification pursuant to this Article VIII, including (i) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (ii) take all actions necessary in the judgment of the Selling Shareholders Representative for the accomplishment of the foregoing. In all matters relating to this Article VIII, the Selling Shareholders Representative shall be the only party entitled to assert the rights of the Selling Shareholders, and the Selling Shareholders Representative shall perform all of the obligations of the Selling Shareholders under this Article VIII. The Investor Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Selling Shareholders Representative. The Selling Shareholders Representative may resign upon not less than twenty (20) business days’ prior written notice to Investors and the Selling Shareholders. The Selling Shareholders by the vote of a majority-in-interest of their respective Pro Rata Portions may remove the Selling Shareholders Representative from time to time upon not less than twenty (20) business days’ prior written notice to Investors. Any vacancy in the position of the Selling Shareholders Representative may be filled by a majority-in-interest of the Selling Shareholders (based on their respective Pro Rata Portions), subject to the consent of the Investors (which consent shall not be unreasonably

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withheld, conditioned or delayed). Any successor Selling Shareholders Representative shall acknowledge in writing to the Investors his or her acceptance of his or her appointment as Selling Shareholders Representative.

(b) The Selling Shareholders shall be bound by all actions taken by the Selling Shareholders Representative in his capacity thereof, except for any action that conflicts with the limitations set forth in Section 8.05(d) below. The Selling Shareholders Representative shall promptly, and in any event within ten (10) business days, provide written notice to the Selling Shareholders of any action taken on behalf of them by the Selling Shareholders Representative pursuant to the authority delegated to the Selling Shareholders Representative under this Section 8.05. The Selling Shareholders Representative shall at all times act in his or her capacity as Selling Shareholders Representative in a manner that the Selling Shareholders Representative believes to be in the best interest of the Selling Shareholders. Neither the Selling Shareholders Representative nor any of his or her affiliates shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of his gross negligence, bad faith or willful misconduct. The Selling Shareholders Representative may consult with legal counsel, independent public accountants and other experts selected by him or her. The Selling Shareholders Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. As to any matters not expressly provided for in this Agreement, the Selling Shareholders Representative shall not exercise any discretion or take any action.

(c) Each Selling Shareholder shall, severally and not jointly (based on his or her Pro Rata Portion), hold harmless and reimburse the Selling Shareholders Representative from and against such Selling Shareholder’s ratable share (based on his or her Pro Rata Portion) of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Selling Shareholders Representative arising out of or resulting from any action taken or omitted to be taken by the Selling Shareholders Representative under this Agreement, other than such liabilities, losses, damages, claims, costs or expenses (including the reasonable fees and expenses of any legal counsel retained by the Selling Shareholders Representative) arising out of or resulting from the Selling Shareholders Representative’s gross negligence, bad faith or willful misconduct; provided, however, that no such Selling Shareholder shall be liable in excess of an amount equal to the number of Special Shares sold by such Selling Shareholder to the Purchaser under Article I multiplied by the Per Share Price. The Selling Shareholders Representative shall not be entitled to any compensation for his services in such capacity.

(d) Notwithstanding anything to the contrary herein, the Selling Shareholders Representative, in his or her capacity as such, is not authorized to, and shall not, accept on behalf of any Selling Shareholder any consideration to which such Selling Shareholder is entitled under this Agreement and the Selling Shareholders Representative, in his or her capacity as such, shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company now or hereafter owned of record or beneficially by any Selling Shareholder unless the Selling Shareholders Representative is expressly authorized to do so in a writing signed by such Selling Shareholder.

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Section 8.06 Calculation of Losses.

(a) The amount of any Loss shall be calculated net of any insurance proceeds (net of direct collection expenses and premium increases) or any indemnity, contribution or other similar payment actually received by such Investor Indemnified Party from any third party with respect thereto.

(b) Notwithstanding anything in this Agreement to the contrary, for purposes of the parties indemnification obligations under this Article VIII, all of the representations and warranties set forth in this Agreement that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect or exception related thereto shall be deemed to have been made without any such qualification or exception for purposes of determining the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty, but not for purposes of determining whether a breach of such representation or warranty has occurred.

(c) To the extent that any Investor Indemnified Party indirectly suffers or sustains any Loss or Losses as a result of such Investor Indemnified Party’s ownership interest in the Company (for clarity, meaning that the Loss or Losses are suffered or sustained by the Company with the result that an Investor Indemnified Party incurs or suffers such Loss or Losses indirectly as a beneficial owner of shares of the Company), such Investor Indemnified Party’s percentage ownership of the Company shall be taken into account in determining the Loss or Losses of such Investor Indemnified Party, and for greater certainty, such Investor Indemnified Party’s indirect interest (based on its ownership percentage of the Company) of (i) any tax benefit, net of any tax detriment, that the Company actually realizes on account of such Loss or Losses (but only to the extent such net benefit is realized by the Company on or before the end of the taxable year in which such indemnity payment is made) and (ii) any insurance proceeds (net of direct collection expenses and premium increases) or any indemnity, contribution or other similar payment received by the Company shall be taken into account in determining the Loss or Losses of such Investor Indemnified Party. Any reduction in the tax liability of the Company on account of such Losses set forth on a tax return filed by the Company on or before the end of the taxable year for which an indemnity payment is made shall be a tax benefit realized in such year, provided (i) such claim is made after consultation with the Company’s independent accountants and (ii) no reserve with respect to such tax benefit is required under Canadian generally accepted accounting principles in the opinion of the Company’s independent accountants.

(d) The Company and the Selling Shareholders hereby agree that no Selling Shareholder shall have any rights against the Company, or any director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any amounts payable by such Selling Shareholder pursuant to this Article VIII or take any action against the Company or any such person with respect thereto.

Section 8.07 Exclusion of Other Remedies. This Article VIII constitutes the sole and exclusive remedies from and after the Closing for recovery of Losses arising out of or relating to this Agreement and the transactions contemplated hereby, except (i) with respect to fraud, intentional misrepresentation or a deliberate or willful breach and (ii) nothing herein shall restrict the ability of an Investor Indemnified Party to seek specific performance or injunctive relief.

Class A Preferred Share Purchase Agreement—Page 35

Notwithstanding anything to the contrary contained in this Article VIII, the indemnification and contribution provisions of the Investor Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses. Subject to the limitations set forth in this Section 9.01, at the Closing, the Company shall pay all of the transaction expenses incurred by or on behalf of the Company and the Selling Shareholders (including, without limitation, legal fees, investment banking fees, accounting fees and any bank fees or bank legal fees) (the “Seller Expenses”); provided that notwithstanding the foregoing, the Selling Shareholders shall pay 52.8692% of the fees payable to any broker listed in Section 3.22 of Schedule III, based on their respective Pro Rata Portions, through reduction in the amounts payable to them hereunder. The Company shall reimburse the Purchaser for all out-of-pocket transaction expenses incurred by or on behalf of the Purchaser and the Investors (including, without limitation, legal fees, accounting fees and Investors’ due diligence costs and expenses), up to a maximum amount of $160,000.

Section 9.02 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or delegate its duties hereunder without the consent of the other parties, except that (a) the Company shall assign its rights or delegate its duties to its successor entity upon the Amalgamation and (b) the Purchaser may assign its rights or delegate its duties to the Investors at any time after the Amalgamation.

Section 9.03 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile, addressed as follows:

(a) if to the Company, at Wescom, Inc., 6975 Creditview Road, Unit 4, Mississauga, ON, Canada L5N 8E9, Attention: President, facsimile: (905) 858-2248, with a copy to Harris + Harris LLP, 2355 Skymark Avenue, Suite 300, Mississauga, ON, Canada L4W 4Y6, Attention: Gregory H. Harris, facsimile: (905) 629-4350;

(b) if to the Purchaser or any Investor, at the address of such Purchaser or Investor (as applicable) set forth in Schedule II hereto, with a copy to Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, Attention: Mark H. Burnett, facsimile: (617) 523-1231;

(c) if to any Selling Shareholder, at the address of such Selling Shareholder set forth in Schedule I hereto;

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others. All notices shall be considered to be delivered (i) three (3) days after dispatch in the event of first class or registered mail, (ii) the next succeeding business day in the event of electronic mail or facsimile transmission (with confirmation of receipt) or overnight courier service, and (iii) on the day of delivery in the event of delivery by hand in person.

Class A Preferred Share Purchase Agreement—Page 36

Section 9.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario (other than its rules of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby) and the laws of Canada applicable in the Province of Ontario.

Section 9.05 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. All Schedules and Exhibits hereto are hereby incorporated herein by reference.

Section 9.06 Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed and transmitted by facsimile or other means of electronic communication, which signature shall be binding upon the parties as if they were original signatures.

Section 9.07 Amendments. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the holders of at least a majority of the outstanding shares of Common Stock issued or issuable upon conversion of the Preferred Shares; provided, that any amendment or modification which, by its terms, adversely and disproportionately affects any Selling Shareholder as compared to the other Selling Shareholders shall require the written consent of such Selling Shareholder.

Section 9.08 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein. If such a modification is not possible, the parties hereto shall negotiate in good faith a modification of such provision that reflects as closely as possible the economic purpose of the invalid, illegal or unenforceable provision. If no agreement with respect to such modification is reached, the invalid, illegal or unenforceable provision will be severed from this Agreement. In any case, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby for so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any party.

Section 9.09 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

Section 9.10 Currency. All references to “$” or “dollars” shall refer to Canadian dollars unless otherwise explicitly stated.

Class A Preferred Share Purchase Agreement—Page 37

Section 9.11 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) “Benefit Arrangement” means each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits, or any employee benefit plan within the meaning of Section 3(3) of ERISA, which covers any employee or former employee of the Company.

(b) “Computer Program(s)” means sets of statements or instructions to be used in a computer in order to bring about a certain result and includes, without limitation, all associated data and compilations of data, regardless of their form or embodiment, source code, object code and natural language code versions thereof, all versions, all screen displays and designs, all component modules, all descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and related documentation, including without limitation user manuals and training materials, relating to any of the foregoing.

(c) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(d) “Intellectual Property Right(s)” means: (i) patents, patent applications, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations and renewals (together “Patents”), (ii) trademarks, service marks, trade dress, logos, trade names, service names, domain names and corporate names, and registrations and applications for registration thereof (together “Trademarks”), (iii) copyrights, and registrations and applications for registration thereof, (iv) mask works, and registrations and applications for registration thereof, (v) trade secrets and confidential business information, including without limitation, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, technical data, business and marketing plans, and customer and supplier lists and information (together “Trade Secrets”), and (vi) other similar proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein).

(e) “knowledge of the Company” (or any similar phrase) means the knowledge of each of Michael Wessinger, David Wessinger, David Belbeck and Angelo Papatheodorou, in each case, after his reasonable inquiry of the employees and/or consultants of the Company materially involved with respect to the matter in question.

(f) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects (as set forth in the Management Presentation), operations, cash flows or results of operations of the Company and, if applicable, its Subsidiaries taken as a whole.

(g) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

Class A Preferred Share Purchase Agreement—Page 38

(h) “Pro Rata Portion” of each Selling Shareholder means the percentage obtained by dividing the number of Purchased Shares sold by such Selling Shareholder pursuant to this Agreement (as set forth in Schedule I) by the total number of Purchased Shares.

(i) “person” shall mean an individual, corporation, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

Section 9.12 Mutual Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in transactions similar to those contemplated hereby. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

[Remainder of Page Intentionally Left Blank]

Class A Preferred Share Purchase Agreement – Signature Page

IN WITNESS WHEREOF, the Company, the Selling Shareholders, the Purchaser and the Investors have executed this Class A Preferred Share Purchase Agreement as of the date first above written.

COMPANY:

WESCOM, INC.

By:	/s/ Mike Wessinger
Name:	Mike Wessinger
Title:	CEO

Class A Preferred Share Purchase Agreement – Signature Page

IN WITNESS WHEREOF, the Company, the Selling Shareholders, the Purchaser and the Investors have executed this Class A Preferred Share Purchase Agreement as of the date first above written.

MANAGEMENT SELLING SHAREHOLDERS:

1284883 Ontario Inc.

By:	/s/ David Wessinger
Name:	David Wessinger
Title:	President

1284885 Ontario Inc.

By:	/s/ Michael Wessinger
Name:	Michael Wessinger
Title:	President

THE MICHAEL WESSINGER FAMILY TRUST

By:	/s/ Michael Wessinger
Name:	Michael Wessinger
Title:	Trustee

THE DAVID WESSINGER FAMILY TRUST

By:	David Wessinger
Name:	David Wessinger
Title:	Trustee

OTHER SELLING SHAREHOLDERS:

/s/ Jonathan Beer	/s/ Shelly Dahlgren
JONATHAN BEER	SHELLY DAHLGREN

Class A Preferred Share Purchase Agreement – Signature Page

/s/ Andrew Brigant	/s/ Thomas Ross Hyslop
ANDREW BRIGANT	THOMAS ROSS HYSLOP

/s/ Giovina Buckrell	/s/ John Butt
GIOVINA (JOSIE) BUCKRELL	JOHN BUTT

/s/ Joseph Ianni	/s/ Melissa Jackson
JOSEPH IANNI	MELISSA JACKSON

/s/ Kevin Kilmer-Choi	/s/ Sheila McBride
KEVIN KILMER-CHOI	SHEILA MCBRIDE

/s/ Zdenek Marek	/s/ Michael Campbell McBride
ZDENEK MAREK	MICHAEL CAMPBELL MCBRIDE

/s/ Heath Odom	/s/ Derek Schmitt
HEATH ODOM	DEREK SCHMITT

/s/ Rob Moulson	/s/ Julie Ann Papatheodorou
ROB MOULSON	JULIE ANN PAPATHEODOROU

/s/ Angelo Papatheodorou	/s/ Jim Buckrell
ANGELO PAPATHEODOROU	JIM BUCKRELL

/s/ C. William Dillane	INVESTOR CO. ITF Account No.
C. WILLIAM DILLANE	8H7070-S Kimberley Bassett
Per:

/s/ Kimberley Bassett
Authorized Signing Officer

C.W. DILLANE FAMILY TRUST	PAPATHEODOROU FAMILY TRUST
By its trustees:	By its trustees:

/s/ C. William Dillane	/s/ Angelo Papatheodorou

CIBC WOODGUNDY ITF Sharon E.	CIBC WOODGUNDY ITF Wanda
Cattrysse Account No. 451-03055-29	Lawrence Account No. 451-11149-12
Per:	Per:

/s/ Sharon E. Cattrysse	/s/ Wanda Lawrence
Authorized Signing Officer	Authorized Signing Officer

Class A Preferred Share Purchase Agreement – Signature Page

INVESTOR COMPANY ITF A/C	INVESTOR COMPANY ITF A/C
7Q4847S Sheila McBride	7Q4845A Michael McBride
Per:	Per:

/s/ Sheila McBride	/s/ Michael McBride
Authorized Signing Officer	Authorized Signing Officer

Kimberley Bassett	RBC DOMINION SECURITIES in trust
for Zdenek Marek TFSA # 7911233117
Per:
/s/ Kimberley Bassett
Authorized Signing Officer	/s/ Zdenek Marek
Authorized Signing Officer

RBC DOMINION SECURITIES in trust	2108014 ONTARIO INC.
for Christopher Beer TFSA	Per:
# 791-12334-14
Per:	/s/ C. William Dillane
Authorized Signing Officer
/s/ Christopher Beer
Authorized Signing Officer

RBC DOMINION SECURITIES/THE ROYAL TRUST COMPANY in trust for Derek Schmitt RRSP Account No.
497-662177-1-3
Per:

/s/ Derek Schmitt
Authorized Signing Officer

Class A Preferred Share Purchase Agreement – Signature Page

IN WITNESS WHEREOF, the Company, the Selling Shareholders, the Purchaser and the Investors have executed this Class A Preferred Share Purchase Agreement as of the date first above written.

PURCHASER:

PCC ACQUISITION CORPORATION

By:	/s/ Harry Gruner
Name:	Harry Gruner
Title:	Director

Class A Preferred Share Purchase Agreement – Signature Page

IN WITNESS WHEREOF, the Company, the Selling Shareholders, the Purchaser and the Investors have executed this Class A Preferred Share Purchase Agreement as of the date first above written.

INVESTORS:

JMI EQUITY FUND VII, L.P.

By:	JMI Associates VII, L.L.C., Its General Partner

By:	/s/ Harry Gruner
Name:	Harry Gruner
Title:	Managing Member